Exhibit 99.1

MARATHON OIL CORPORATION PROVIDES

SECOND QUARTER 2005 INTERIM UPDATE

HOUSTON, July 7, 2005 – Marathon Oil Corporation (NYSE: MRO) today is providing information on market factors and operating conditions which occurred during the second quarter 2005 that could impact the company’s quarterly financial results.  The market indicators and company estimates noted below and in the attached schedule may differ significantly from the actual second quarter results. The company will report actual results on July 28. Details concerning the company’s earnings conference call and webcast are noted at the end of this release.

Exploration and Production

Marathon estimates oil and natural gas production available for sale for the second quarter will be approximately 350,000 barrels of oil equivalent per day (boepd) exceeding the previous guidance of 332,000 to 347,000 boepd. As a result of the timing of international crude oil liftings, production sold during the second quarter is expected to be approximately 365,000 boepd.

As shown in the attached table, crude oil and natural gas market price indicators have remained strong during the second quarter. Marathon’s actual crude oil and natural gas price realizations vary from these market indicators primarily due to product quality and location differentials.

Estimated second quarter exploration expense remains unchanged from previous guidance at between $35 and $55 million. U.S. exploration expense is estimated to be $20 to $30 million, while international exploration expense is expected to be $15 to $25 million.

During the second quarter 2005, the 18-month forward gas price curve in the United Kingdom strengthened compared to the first quarter 2005 resulting in an estimated $167 million, non-cash mark-to-market loss in the second quarter on two long-term gas sales contracts related to Marathon’s Brae gas production.

Due to the volatility of the forward gas sales curve in the United Kingdom, Marathon will continue to exclude these non-cash mark-to-market gains and losses related to these United Kingdom contracts from “net income adjusted for special items.”

Refining, Marketing and Transportation

Market indicators for refining margins (crack spreads) in the Midwest and Gulf Coast strengthened during the quarter as compared to the first quarter 2005 as reflected in the attached table. When compared to the second quarter 2004, the second quarter 2005 crack spread for the Midwest was slightly lower while the Gulf Coast crack spread was higher.

Crude run rates remained strong in April and May averaging nearly 1,009,000 barrels per day (bpd). The company estimates that crude runs for the quarter will average approximately 1,010,000 bpd.

The Speedway SuperAmerica LLC gasoline and distillate gross margin was relatively strong averaging $.1286 per gallon in the first two months of the second quarter 2005, which is higher than both the second quarter 2004 and first quarter 2005. Indications for the month of June are that retail margins softened.

Derivative contracts entered into to protect crack spread values are anticipated to generate approximately a $5 million positive income impact for the quarter.  Also benefiting downstream operations, when compared to the same quarter last year, was a widening differential for sour crudes. Approximately 60 percent of the crude oil the company processes in its refineries is sour grade crudes.

Due to the increase in the price of crude oil during the quarter, the company will record a crude oil in-transit charge of approximately $20 million in the second quarter of 2005.  This adjustment is related to internationally-sourced crude oil that had not been priced as of the end of the second quarter.

Unallocated Administrative Expense

Administrative expense for the quarter, excluding costs related to equity based compensation (primarily stock appreciation rights), is now expected to be approximately $70 million versus the previous guidance of $65 million.  Non-cash equity based compensation expense is estimated to be $20 to $25 million for the second quarter. This non-cash expense is a result of the approximately $6.50 per share increase in Marathon’s common stock price during the quarter.

Earnings Release Date and Conference Call Information

Marathon will report its second quarter 2005 results on July 28, 2005.  The company also will conduct a conference call with analysts on that same day at 2 p.m. EDT.  The call will cover second quarter 2005 financial results and may include forward-looking information.  Interested parties can listen to this call by accessing the Marathon Oil Corporation Web site at www.marathon.com and then clicking on the Second Quarter 2005 Financial Results Conference Call link. Replays of the conference call will be available on the Web site through August 11, 2005. Financial information, including earnings releases and other investor-related material, also is available online.

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This release contains forward-looking statements with respect to the estimated levels of the company’s worldwide liquid hydrocarbon and natural gas production, and estimated exploration expenses, an U.K. mark-to-market loss, crude run rates, downstream mark-to-market derivative gains, losses, crude oil in-transit charges and administrative expenses.  These are preliminary estimates and are therefore subject to change.  Actual results may differ materially from the estimates given in this update.  In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2004, and in subsequent Forms 10-Q and 8-K, cautionary language identifying important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Media Relations Contact:	Paul Weeditz	713-296-3910

Investor Relations Contacts:	Ken Matheny	713-296-4114
	Howard Thill	713-296-4140

Select Operating and Financial Data (unaudited)

(Millions of dollars unless otherwise noted)

	2Q 2004 Actual	1Q 2005 Actual	Apr.-May 2005 Actual	2Q 2005 Actual
Exploration and Production (E&P)

Sales

Domestic – Liquids (MBPD)	87	72	85
Domestic – Gas (MMCFD)	641	570	569
International – Liquids (MBPD)	91	91	119
International – Gas (MMCFD)	324	455	351
MBOED	339	334	357

Marker Prices

NYMEX prompt WTI oil price ($/BBL)	38.28	50.03	51.52	53.22
Spot natural gas ($/MMBTU)	6.09	6.40	6.82	6.94
Bid Week natural gas price ($/MMBTU)	6.00	6.27	7.05	6.74

Average Sales Proceeds Excluding Derivatives

Liquids
Domestic ($/BBL)	31.74	38.47	40.24
International ($/BBL)	30.91	39.10	43.22
Natural Gas
Domestic ($/MCF)	5.02	4.95	5.97
International ($/MCF)	3.07	4.17	3.33

Refining, Marketing and Transportation

Chicago 3-2-1 crack spread ($/BBL)	11.11	7.27	11.38	10.88
Gulf 3-2-1 crack spread ($/BBL)	9.20	6.71	10.60	10.05
Mars Differential ($/ BBL)	(4.87)	(7.25)	(6.99)	(6.36)

Refinery Runs:

Crude Oil Refined (MBPD)	1,013	922	1,009
Other Charge & Blend Stock (MBPD)	142	172	176
Total (MBPD)	1,155	1,094	1,185

Crude oil capacity utilization (%)	107	97	106
Consolidated refined products sold (MBPD)	1,440	1,370	1,460

SSA gasoline and distillate sales (MMGal)	802	745	543
SSA gross margin (gasoline and distillates) ($/gal)	0.1192	0.1058	0.1286
SSA merchandise margin ($million)	140	143	109

BBL – barrel

MMBTU – million British Thermal Units

MCF - thousand cubic feet

MBPD - thousand barrels per day

MBOED - thousand barrels of oil equivalent per day

MMGal - millions of gallons

MMCFD - million cubic feet per day